Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

ENGAGESMART, INC.

* * * * *

ARTICLE ONE

The name of the corporation is EngageSmart, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, Wilmington, New Castle County, State of Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”). The Corporation is being incorporated in connection with the conversion of EngageSmart, LLC, a Delaware limited liability company (the “LLC”), to the Corporation and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the LLC to the Corporation (the “Certificate of Conversion”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 360,000,000 shares, consisting of the following:

(a) 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

(b) 350,000,000 shares of Common Stock, par value $0.001 per share, which Common Stock shall consist of the following:

(i) 200,000,000 shares of Class A-1 Common Stock, par value $0.001 per share (the “Class A-1 Common Stock”);

(ii) 100,000,000 shares of Class A-2 Common Stock, par value $0.001 per share (the “Class A-2 Common Stock”); and

(iii) 50,000,000 shares of Class A-3 Common Stock, par value $0.001 per share ( the “Class A-3 Common Stock” and, collectively with the Class A-1 Common Stock and the Class A-2 Common Stock, the “Common Stock”).

Upon the effectiveness of the Certificate of Conversion and this Certificate of Incorporation (the “Effective Time”), without any action required on the part of the Corporation or any former holder of limited liability company interests of the LLC, (i) each Class A-1 Common Share of the LLC issued and outstanding immediately prior to the Effective Time will be converted into, and shall be deemed to be, one issued and outstanding, fully paid and nonassessable share of Class A-1 Common Stock, (ii) each Class A-2 Common Share of the LLC issued and outstanding immediately prior to the Effective Time will be converted into, and shall be deemed to be, one issued and outstanding, fully paid and nonassessable share of Class A-2 Common Stock and (iii) each Class A-3 Common Share of the LLC issued and outstanding immediately prior to the Effective Time will be converted into, and shall be deemed to be, one issued and outstanding, fully paid and nonassessable share of Class A-3 Common Stock.

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Common Stock.

(a) Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Common Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c)

(i) General. Dividends shall be declared and paid on the shares of Common Stock pursuant to this Section 3(c) at such times and in such amounts as the Board shall determine in its sole discretion (provided, however, that dividends pursuant to Section 3(c)(iii) shall be made as promptly as reasonably practicable following receipt of any Capital Proceeds).

(ii) Dividends of Available Cash. Subject to the provisions of this Section 3(c), all dividends (prior to an Exit Event) shall be declared and paid to the holders of Common Stock, pro rata among such holders in accordance with their respective Percentage Interests.

(iii) Dividends in Connection with and/or Following An Exit Event. Subject to the provisions of this Section 3(c), all dividends of Capital Proceeds in connection with and/or following an Exit Event shall be distributed in the following order of priority:

A. First, to the holders of Common Stock, pro rata among such holders in accordance with their respective Percentage Interests, until the cumulative dividends paid in respect of the Closing Class A-1 Common Shares (or the shares of Class A-1 Common Stock into which the Closing Class A-1 Common Shares have been converted) pursuant to this Section 3(c)(iii)(A), together with (but without duplication of) all other Proceeds received by the General Atlantic Shareholder in respect of the Closing Class A-1 Common Shares (or the shares in which the Closing Class A-1 Common Shares have been converted) (including prior to such Exit Event), equals $889,128,221.82; and

B. Second, to the holders of Common Stock, pro rata among such holders in accordance with their respective Percentage Interests, until the cumulative dividends paid to the Closing Class A-1 Common Shares (or the shares of Class A-1 Common Stock into which the Closing Class A-1 Common Shares have been converted) pursuant to this Section 3(c)(iii)(B) equal the CVR Amount less the aggregate Forfeited CVR Bonus Amount; provided, that dividends pursuant to this Section 3(c)(iii)(B) attributable to the Closing Class A-1 Common Shares (or the shares of Class A-1 Common Stock into which the Closing Class A-1 Common Shares have been converted) as of the applicable date of determination shall not be made to the General Atlantic Shareholder, but shall instead be distributed as follows:

i) the Rollover Share Percentage shall be distributed to the holders of the Class A-2 Common Stock, pro rata among such holders in accordance with the Rollover Shareholder Pro Rata Portions attributable to such Class A-2 Common Shares (from which the Class A-2 Common Stock was converted); and

ii) the Assumed Option Percentage shall be retained by the Corporation (for payment to holders of outstanding CVR Bonus Awards).

C. Thereafter, to the holders of Common Stock, pro rata among such holders in accordance with their respective Percentage Interests.

Each holder of the shares of Common Stock acknowledges that in the event of a Transfer of Closing Class A-1 Common Shares (or the shares of Class A-1 Common Stock into which the Closing Class A-1 Common Shares have been converted) by the General Atlantic Shareholder in connection with or following an Exit Event, and the Proceeds that would otherwise have been received by the General Atlantic Shareholder in such Transfer of Closing Class A-1 Common Shares (or the shares of Class A-1 Common Stock into which the Closing Class A-1 Common Shares have been converted) would have resulted in payments to the holders of Class A-2 Common Stock and/or the Corporation, as applicable, pursuant to Section 3(c)(iii)(B) if such Proceeds (and all other amounts received in Transfers by other holders, whether previously or simultaneously) had been received and distributed by the Corporation in accordance with Section 3(c)(iii), then such Proceeds shall be paid in accordance with Section 3(c)(iii)(B). Notwithstanding anything herein to the contrary, in no event shall the amounts payable to the Corporation and/or the holders of the Class A-2 Common Stock pursuant to Section 3(c)(iii)(B) (including any deemed payments pursuant to the immediately preceding sentence) exceed the CVR Amount less the aggregate Forfeited CVR Bonus Amount.

(iv) For purposes of this Section 3(c), the following terms have the meanings set forth below:

A. “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding anything to the contrary set forth herein, (a) no portfolio company of GA LLC or its Affiliates shall be deemed or treated as an Affiliate of the General Atlantic Shareholder, except that any such portfolio company that is directly or indirectly controlled by GA LLC or its Affiliates shall be treated as an Affiliate of the General Atlantic Shareholder solely for purposes of the definition of “Closing Class A-1 Common Shares,” and (b) no portfolio company of Summit Partners or its Affiliates shall be deemed or treated as an Affiliate of the Summit Shareholders.

B. “Assumed Option Percentage” shall mean the percentage determined by dividing (a) the aggregate number of CVR Units that have been issued and not forfeited as of the date of the applicable dividend by (b) the sum of (i) the total number of Class A-2 Common Shares issued and outstanding as of immediately following the Merger Effective Time and (ii) the aggregate number of CVR Units that have been issued and not forfeited as of the date of the applicable dividend.

C. “Capital Proceeds” shall mean the consideration received by the Corporation and the Corporation Subsidiaries in connection with an Exit Event, net of all out-of-pocket costs, fees and expenses of the Corporation and the Corporation Subsidiaries incurred in connection with such Exit Event (including all legal, accounting, investment banking and other out-of-pocket costs, fees and expenses as determined in good faith by the Board), indebtedness of the Corporation and the Corporation Subsidiaries repaid as a result of such Exit Event and any reserves established by the Corporation and the Corporation Subsidiaries that are necessary for the operations of the Corporation and the satisfaction of any liabilities of the Corporation, as reasonably determined in good faith by the Board, from such proceeds.

D. “Class A-1 Common Shares” shall mean the limited liability company interests of the LLC designated as Class A-1 Common Shares in the LLC Agreement.

E. “Class A-2 Common Shares” shall mean the limited liability company interests of the LLC designated as Class A-2 Common Shares in the LLC Agreement.

F. “Class A-3 Common Shares” shall mean the limited liability company interests of the LLC designated as Class A-3 Common Shares in the LLC Agreement.

G. “Closing Class A-1 Common Shares” shall mean the Class A-1 Common Shares owned by the General Atlantic Shareholder as of the date of the Merger; provided, that, for the avoidance of doubt, such Closing Class A-1 Common Shares shall no longer constitute Closing Class A-1 Common Shares if they have been Transferred by the General Atlantic Shareholder to a Person who is not an Affiliate of the General Atlantic Shareholder and the consideration in respect of such Transfer is or will be taken into account in the calculation of Proceeds.

H. “Company Assumed Options” shall mean the issued and outstanding options to acquire shares of common stock of Invoice Cloud, Inc. which were assumed by the LLC at the effective time of the Merger and which were automatically converted as specified in the Merger Agreement into the right to purchase Class A-3 Common Shares (and which were converted in the Conversion into the right to purchase Class A-3 Common Stock) in accordance with the Invoice Cloud Option Plans and applicable award agreements (including the options issued to each of Matthew Rumely and Ryan Pieszak in connection with the Merger).

I. “Corporation Subsidiary” shall mean any entity of which securities or ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or of which the Corporation or a Corporation Subsidiary is the sole member or manager or which the Corporation otherwise directly or indirectly owns or controls a majority of the partnership, limited liability company or other similar ownership interests or if the Corporation directly or indirectly is allocated a majority of partnership, limited liability company or other business entity gains or losses or is or directly or indirectly controls the managing director or general partner of such partnership, limited liability company or other business entity.

J. “CVR Amount” shall mean $70,000,000.

K. “CVR Bonus Award” shall mean, with respect to any Rollover Participant who holds Company Assumed Options, the bonus awarded to such Rollover Participant as of the Merger Effective Time, entitling such Rollover Participant (subject to the terms and conditions of such award) to an amount equal to the pro rata portion of the CVR Amount that would be allocable to the Company Assumed Options held by such Rollover Participant as of immediately after the Merger Effective Time.

L. “CVR Bonus Award Plan” shall mean the LLC’s CVR Bonus Award Plan, dated as of February 11, 2019.

M. “CVR Units” shall have the meaning set forth in the CVR Bonus Award Plan.

N. “Exit Event” shall mean (a) the date on which the General Atlantic Shareholder sells down to one or more third parties (including by way of merger or other business combination), its direct or indirect equity investment in the Corporation or any successor thereto, to less than 50% of all of the then outstanding equity interests of the Corporation or such successor or (b) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Corporation and the Corporation Subsidiaries, taken as a whole, to one or more third parties. For the avoidance of doubt, a merger, amalgamation, consolidation, business combination, plan of arrangement, initial public offering of equity interests of the Corporation or any of its Affiliates or any Corporation Subsidiary or other transaction involving the Corporation or any of its Affiliates or the Corporation Subsidiaries shall not in and of itself constitute an Exit Event if it does not also result in the actions set forth in clause (a) or (b) of the immediately preceding sentence.

O. “Forfeited CVR Bonus Amount” shall mean the amounts payable under any CVR Bonus Awards that have been forfeited by the Rollover Participants in accordance with the terms of such CVR Bonus Awards as of the date of the applicable dividend under Section 3(c)(iii)(B).

P. “GA LLC” shall mean General Atlantic LLC, a Delaware limited liability company and any successor to such entity.

Q. “General Atlantic Shareholder” shall mean (a) General Atlantic (IC), L.P., a Delaware limited partnership, (b) any Subsequent General Atlantic Purchaser and (c) any Permitted Transferee thereof to whom Class A-1 Common Shares, Class Common A-2 Shares or Class Common A-3 Shares were distributed or transferred in accordance with the LLC Agreement.

R. “LLC Agreement” shall mean the Limited Liability Company Agreement, as amended, of the LLC, The Corporation has a copy of the LLC Agreement at its principal executive offices and it will make a copy of the LLC Agreement available to any stockholder upon written request therefor.

S. “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other similar security interest or preferential arrangement.

T. “Merger” shall mean the merger of Hancock Merger Sub, Inc. with and into Invoice Cloud, Inc. on February 11, 2019.

U. “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of December 11, 2018, by and among the LLC, Hancock Midco, LLC, Hancock Merger Sub, Inc., Invoice Cloud, Inc. and the Sellers’ Representative named therein.

V. “Merger Effective Time” shall mean February 11, 2019.

W. “Percentage Interest” shall mean, as of any date of determination, with respect to any stockholder holding shares of Common Stock as of a specified date, the percentage determined by dividing (a) the aggregate number of shares of Common Stock held by such stockholder as of such date, by (b) the aggregate number of issued and outstanding shares of Common Stock as of such date.

X. “Permitted Transferee” shall mean in the case of the General Atlantic Shareholder, any of its Affiliates;.

Y. “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

Z. “Proceeds” shall mean all cash proceeds actually received by the General Atlantic Shareholder (net of any applicable fees, costs, expenses, discounts, commissions and similar deductions, in each case payable to a third party in connection therewith) attributable to the Closing Class A-1 Common Shares (or any other securities (excluding cash) into which any portion of such Closing Class A-1 Common Shares convert or have been exchanged) as a result of (a) dividends, (b) the sale, directly or indirectly through the sale of direct or indirect interests in the General Atlantic Shareholder (in each case, other than to a Permitted Transferee), of Closing Class A-1 Common Shares (or any other securities (excluding cash) into which any portion such Closing Class A-1 Common Shares convert or have been exchanged) and (c) the sale of non-cash consideration received by the General Atlantic Shareholder as a result of the sale, directly or directly, of the General Atlantic Shareholder (in each case, other than to a Permitted Transferee), of its Closing Class A-1 Common Shares (or any other securities (excluding cash) into which any portion of such Closing Class A-1 Common Shares convert or have been exchanged).

AA. “Rollover Optionholder” shall mean any holder of Company Assumed Options that is not also a Rollover Shareholder.

BB. “Rollover Shareholders” shall mean each of the individuals and entities listed on the Schedule of Rollover Participants attached to that certain Rollover Agreement, dated as of December 11, 2018 by and among the LLC, Invoice Cloud, Inc. and such Rollover Shareholders.

CC. “Rollover Participants” shall mean, collectively, the Rollover Shareholders and the Rollover Optionholders.

DD. “Rollover Shareholder Pro Rata Portion” shall mean, with respect to any Rollover Shareholder, the percentage determined by dividing (a) the aggregate number of Class A-2 Common Shares held by such Rollover Shareholder as of immediately after the Merger Effective Time by (b) the total number of Class A-2 Common Shares issued and outstanding immediately after the Merger Effective Time.

EE. “Rollover Share Percentage” shall mean the percentage determined by dividing (a) the aggregate number of Class A-2 Common Shares issued and outstanding as of immediately following the Merger Effective Time by (b) the sum of (i) the total number of Class A-2 Common Shares issued and outstanding as of immediately following the Merger Effective Time and (ii) the aggregate number of CVR Units that have been issued and not forfeited as of the date of the applicable dividend.

FF. “Subsequent General Atlantic Purchaser” shall mean any Affiliate of GA LLC that, after February 11, 2019, acquired Class A-1 Common Shares, Class A-2 Common Shares or Class A-3 Common Shares or acquires shares of Common Stock.

GG. “Subsequent Summit Purchaser” shall mean any Affiliate of Summit Partners that, after February 11, 2019, acquired Class A-1 Common Shares, Class A-2 Common Shares or Class A-3 Common Shares or acquires shares of Common Stock.

HH. “Summit Shareholders” shall mean, collectively, (a) Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Partners Entrepreneur Advisors Fund I, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P., (b) any Subsequent Summit Purchaser and (c) any Permitted Transferee thereof to whom Class A-1 Common Shares, Class Common A-2 Shares or Class Common A-3 Shares were distributed or transferred in accordance with the LLC Agreement.

II. “Transfer” shall mean any direct, indirect or synthetic sale, assignment, transfer, grant of a participation in or reference under a derivatives contract or any other arrangement, pledge, lease, hypothecation, mortgage, gift or creation of security interest, Lien or trust (voting or otherwise) or other encumbrance or other disposition of any share, whether in whole or in part (by operation of law or otherwise).

(d) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

(e) No holder of shares of Common Stock shall be entitled to preemptive, subscription, conversion or redemption rights.

ARTICLE FIVE

Section 1. Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number of Directors; Voting. Subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be eight (8) and, thereafter, shall be fixed from time to time exclusively by resolution of the Board. Each director shall be entitled to one (1) vote with respect to each matter before the Board of Directors, whether by meeting or pursuant to written consent.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III.

Section 4. Election and Term of Office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors shall be elected by a plurality of the votes cast. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the IPO Date and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the IPO Date. For the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III, in accordance with the terms of that certain Stockholders Agreement, dated on or prior to the date of consummation of the initial public offering of the Corporation (as amended and/or restated or supplemented in accordance with its terms, the “Stockholders Agreement”), by and among the Corporation and the investors named therein. At each annual meeting of stockholders after the IPO Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated the “Bylaws”) shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

Section 7. Rights of Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE SIX

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b) Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE SEVEN

Section 1. Action by Written Consent. Prior to the first date (the “Stockholder Consent Trigger Date”) on which General Atlantic (IC), L.P., a Delaware limited partnership (together with its affiliated investment entities, the “GA Stockholder”) and its Affiliated Companies (as defined herein) cease to beneficially own in the aggregate (directly or indirectly) at least 40% of the Voting Stock, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted and are delivered to the Corporation in the manner set forth in the DGCL. From and after the Stockholder Consent Trigger Date, any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such series of Preferred Stock.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Chairman of the Board of Directors or by the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (ii) prior to the Stockholder Consent Trigger Date, by the Chairman of the Board of Directors at the written request of the GA Stockholder. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE EIGHT

Section 1. Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of the GA Stockholder or its Affiliated Companies (as defined below) or of the Summit Stockholders or their Affiliated Companies may serve as directors or officers of the Corporation and (ii) each of the GA Stockholder and its Affiliated Companies and the Summit Stockholders and their Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with the GA Stockholder and its Affiliated Companies or the Summit Stockholders and their Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the GA Stockholder and/or its Affiliated Companies and/or the Summit Stockholders and/or their Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of the GA Stockholder, any entity that controls, is controlled by or under common control with the GA Stockholder (other than the Corporation and any company that is controlled by the Corporation) and any investment entities managed by the GA Stockholder or any of its Affiliated Companies (as general partner, sole member or otherwise), (b) in respect of the Summit Stockholders, any entity that controls, is controlled by or under common control with the Summit Stockholders (other than the Corporation and any company that is controlled by the Corporation) and any investment entities managed by the Summit Stockholders or any of their Affiliated Companies (as general partner, sole member or otherwise) and (c) in respect of the Corporation, any company controlled by the Corporation.

Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the GA Stockholder, its Affiliated Companies, the Summit Stockholders, their Affiliated Companies or any of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and none of the GA Stockholder, its Affiliated Companies, the Summit Stockholders, their Affiliated Companies or any of the Exempted Persons shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of the GA Stockholder, its Affiliated Companies, the Summit Stockholders, their Affiliated Persons or any of the Exempted Persons. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the GA Stockholder, its Affiliated Companies, the Summit Stockholders, their Affiliated Persons or any of the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the GA Stockholder, its Affiliated Companies, the Summit Stockholders, their Affiliated Persons and any of the Exempted Persons shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Corporation solely, by reason of the fact that the GA Stockholder, its Affiliated Companies, the Summit Stockholders, their Affiliated Persons or any of the Exempted Persons pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. For the avoidance of doubt, each of the GA Stockholder, its Affiliated Companies, the Summit Stockholders, their Affiliated Persons or the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (B) do business with any client or customer of the Corporation or its Affiliated Companies, or (C) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper. Notwithstanding anything to the contrary in this Section 2, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Corporation.

Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 5. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be governed by or otherwise subject to the provisions of Section 203 of the DGCL.

Section 2. Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three- year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE NINE.

Section 4. Definitions. As used in this ARTICLE NINE only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE NINE shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the affiliates and associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (x) the GA Stockholder or any of its Affiliated Companies and any current or future affiliates of the foregoing (so long as such affiliate remains an affiliate), any of their direct or indirect transferees of at least 15% of the Corporation’s outstanding Common Stock or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by the GA Stockholder or any of its affiliates or associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE NINE), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN

Section 1. Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) the stockholder by, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

Section 2. Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE, ARTICLE TEN or ARTICLE ELEVEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by (i) prior to the Stockholder Consent Trigger Date, the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of Voting Stock and (ii) on or after the Stockholder Consent Trigger Date, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of Voting Stock, in each case, voting together as a single class.

ARTICLE ELEVEN

Section 1. Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that for the avoidance of doubt, this provision, including for any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which there is exclusive or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE THIRTEEN

The incorporator of the Corporation is Charles Kallenbach, whose mailing address is 30 Braintree Hill Office Park, Suite 101, Braintree, Massachusetts 02184.

The undersigned incorporator has executed this Certificate of Incorporation on this [ 🌑 ] day of [ 🌑 ], 2021.

By:
Name:
Incorporator

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